Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB THIRD QUARTER REPORTED DILUTED EPS $1.48

ADJUSTED DILUTED EPS $1.53, +11%

2018 ADJUSTED DILUTED EPS FORECAST REDUCED TO $5.20 TO $5.30 +11% to 13%

THIRD QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.48, +10%.
•	Adjusted diluted EPS $1.53, +11%, excluding special gains and charges and discrete tax items.
•	Reported sales +5%. Acquisition adjusted fixed currency sales +7% with solid growth in all segments.
•	Strong sales gains, pricing, new product innovation and cost savings more than offset higher delivered product costs and investments in the business. Lower taxes also benefited the adjusted EPS gain.

2018 FORECAST:

•

2018 adjusted diluted EPS forecast reduced to  $5.20 to $5.30, +11% to 13%, as raw material and foreign exchange impacts are expected to be $0.15 per share worse than forecasted in our last earnings release.

	Third Quarter Ended September 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2018	2017	Change	2018	2017	Change
Net sales	$ 3,747.2	$ 3,564.5	5%	$ 3,747.2	$ 3,564.5	5%
Operating income	516.2	564.1	(8)%	595.4	569.3	5%
Net income attributable to Ecolab	435.4	393.2	11%	448.3	403.9	11%
Diluted earnings per share	$ 1.48	$ 1.34	10%	$ 1.53	$ 1.38	11%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2018	2017	Change	2018	2017	Change
Net sales	$ 3,874.9	$ 3,643.4	6%	$ 3,874.9	$ 3,643.4	6%
Operating income	537.7	576.5	(7)%	616.9	581.7	6%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., October  30, 2018:  New business gains, better pricing, product innovation and cost efficiencies more than offset higher delivered product costs and investments in the business, and along with a lower tax rate, yielded an 11% increase in third quarter 2018 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “We delivered a solid third quarter, with 7% acquisition adjusted sales growth and accelerating pricing which more than offset higher than expected delivered product costs and unfavorable foreign exchange impacts.

“Our volume, pricing and cost savings continue to be strong, however raw material input costs and foreign exchange impacts will be higher than previously forecast for the balance of 2018.  Ultimately, continued sales and cost savings execution will overtake the delivered product cost inflation pressure.  This is already occurring as evidenced by our accelerating operating income growth through the year, and we expect the improvement to continue moving forward.  However, the pace of our margin recovery has been impacted by higher raw material and transportation inflation, along with unfavorable foreign exchange, which are more significant than forecasted.  Combined, these impacts total $0.75 per share in headwinds versus our original 2018 expectations, and are $0.15 per share higher than we forecast in our last quarter’s release.  While a challenge for 2018, given the limited time remaining for us to offset them, we do not view this as problematic for the medium or long term as we continue to focus on strong pricing, volume and cost savings execution.

“We are clear about what needs to be done both over the near and long term.  And while we will continue to drive volume, pricing and cost savings, we are also making the necessary investments in our technology backbone, digital tools and core innovation for the future. Our large market opportunities, competitive advantages and excellent team remain continued strengths which are the underpinnings for both our optimism and ability to drive growth this year and for the future.”

Adoption of New Accounting Standards

Beginning in 2018, Ecolab adopted the new FASB revenue recognition and pension accounting standards. We reclassified certain costs, primarily compensation, from selling, general, and administrative (SG&A) expenses to cost of sales (COS), to align with the costs of providing newly classified service revenue upon adoption of the new revenue standard. Adoption of the new revenue recognition standard reduced 2017 adjusted diluted earnings per share by $0.01.

We also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension income are recorded below operating income in other (income)/expense.  We adopted the new standards retrospectively and revised the 2016 and 2017 financial information to reflect the adoption of the standards.

Third Quarter 2018 Consolidated Results

Ecolab's third quarter reported sales increased 5% and fixed currency sales increased 6%. Acquisition and divestiture adjusted fixed currency sales increased 7% when compared to the prior year.

Third quarter 2018 reported operating income decreased 8% and fixed currency operating income decreased 7%; both include the impact of special charges, which primarily relate to the efficiency initiative previously announced. Adjusted fixed currency operating income increased 6%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

Other income, which primarily consists of the return on pension assets and other costs of our pension obligations,  increased 24% reflecting the expected return on higher pension assets.

The reported income tax rate for the third quarter of 2018 was 9.0% compared with the reported rate of 24.6% in the third quarter of 2017.  The decrease in the reported tax rate was due to the impact of special gains and charges, and discrete tax benefits from the filing of prior year U.S. federal tax returns which included favorable adjustments due to an IRS-approved change in expense methodology.  The reported rate is also impacted by the tax benefit resulting from excess tax benefits on share-based compensation. Excluding special gains and charges and discrete tax items, the adjusted tax rate was 19.5% in the third quarter of 2018 compared with 23.3% for the same period last year. The decrease in the adjusted tax rate was primarily driven by changes in the U.S. tax law and global tax planning strategies.

Third quarter 2018 reported net income attributable to Ecolab increased 11%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 11%.

Diluted earnings per share increased 10%. Adjusted diluted earnings per share rose 11% when compared against third quarter 2017. Currency translation had a $0.03 unfavorable impact on third quarter 2018 adjusted diluted earnings per share.

Ecolab reacquired 0.7 million shares of its common stock during the third quarter of 2018.

Third Quarter 2018 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 1,411.6	$ 1,309.4	8%	7%
Operating income	224.9	217.4	3%	2%
Operating income margin	15.9%	16.6%
Acq. adj. operating income margin	16.1%	16.8%

Public currency
Sales	$ 1,352.3	$ 1,272.9	6%
Operating income	214.6	211.5	1%

Global Industrial acquisition adjusted fixed currency sales rose 7%  with strong growth in Water, Paper, Food & Beverage and Life Sciences.  All regions showed good sales growth. Acquisition adjusted fixed currency operating income increased 2% as improved pricing and sales volume gains more than offset continued higher delivered product costs and investments in the business.

Global Institutional

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 1,340.8	$ 1,268.9	6%	5%
Operating income	292.5	276.1	6%	6%
Operating income margin	21.8%	21.8%
Acq. adj. operating income margin	21.9%	21.8%

Public currency
Sales	$ 1,305.1	$ 1,241.5	5%
Operating income	286.3	272.2	5%

Global Institutional acquisition adjusted fixed currency sales grew 5% led by Specialty and Institutional. Sales for the segment showed good growth in North America, Asia Pacific and Latin America. Acquisition adjusted fixed currency operating income rose  6% as pricing and sales volume gains more than offset investments in the business and higher delivered product costs.

Global Energy

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 889.6	$ 817.5	9%	10%
Operating income	94.1	89.8	5%	4%
Operating income margin	10.6%	11.0%
Acq. adj. operating income margin	10.6%	11.1%

Public currency
Sales	$ 862.2	$ 806.5	7%
Operating income	89.2	87.2	2%

Global Energy acquisition adjusted fixed currency sales increased 10%  reflecting strong growth in the well stimulation business and moderate gains in production and downstream. Acquisition adjusted fixed currency operating income increased 4%  as volume gains and pricing more than offset higher delivered product costs. Excluding the previously disclosed favorable legal settlement in the year ago period, underlying operating income growth was low double-digits and margins improved slightly versus last year.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 232.9	$ 247.6	(6)%	8%
Operating income	48.3	41.4	17%	18%
Operating income margin	20.7%	16.7%
Acq. adj. operating income margin	20.9%	19.1%

Public currency
Sales	$ 227.6	$ 243.6	(7)%
Operating income	47.4	40.6	17%

Other segment acquisition adjusted fixed currency sales increased 8%  with strong gains in both Pest Elimination and Colloidal Technologies, and was led by North America. Acquisition and divestiture adjusted fixed currency operating income increased 18% as pricing and sales volume gains, which benefited from Colloidal Technologies, more than offset increased field-related costs. The Equipment Care business was sold on November 1, 2017.

Corporate

The corporate segment expense includes amortization expense of $43 million in both the third quarter of 2018 and 2017 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special charges of $79 million ($60 million after tax) primarily related to the previously announced efficiency initiative.

Special gains and charges for the third quarter of 2017 were a net charge of $5 million ($2 million after tax).

Business Outlook

2018

Ecolab reduced its full year 2018 adjusted diluted earnings per share forecast to the $5.20 to $5.30 range, representing a 11% to 13% increase over 2017. The previous forecast was $5.30 to $5.50 per share.

When compared with our 2017 performance, we expect improved acquisition adjusted fixed currency sales growth in all of our segments. Versus the comparable measures last year, we anticipate lower adjusted gross margin as volume gains, pricing and cost efficiency actions are more than offset by significantly higher delivered product costs, with a lower SG&A ratio to sales, higher other income, and lower interest expense and a lower adjusted tax rate versus 2017 reflecting the impact of the recently enacted U.S. Tax Cuts and Jobs Act and tax planning.

We expect special charges in 2018 to be $0.35 to $0.45 per share principally related to the previously announced efficiency initiative, a previously announced $25 million funding commitment to the Ecolab Foundation, as well as integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have a $0.01 unfavorable impact on diluted earnings per share, which is approximately $0.04 unfavorable to our previous expectation.

Our detailed outlook for the full year of 2018 (which reflects adoption of the new accounting standards) is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 41%
SG&A % of Sales	26% to 27%
Other income and expense	approx. $80 million
Interest expense, net	approx. $230 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.03
Adjusted EPS, excluding special gains and charges	$5.20 to $5.30
Diluted shares	approx. 293 million

Reported 2017 diluted earnings per share of $5.12 included special gains and charges and discrete tax items. Excluding these items, 2017 adjusted diluted earnings per share were $4.68.

2018 — Fourth Quarter

Ecolab expects fourth quarter 2018 adjusted diluted earnings per share in the $1.49 to $1.59 range, rising 8% to 15% compared with adjusted diluted earnings per share of $1.38 a year ago.

Versus the comparable measures last year, we expect year-on-year acquisition adjusted fixed currency sales growth in all our segments. Volume gains and higher pricing are expected to more than offset significantly higher delivered product costs in the quarter.  We expect consolidated gross margin and the SG&A ratio to sales to both be lower than last year, with higher other income and an improved adjusted tax rate versus 2017 resulting from the new U.S. tax law referenced above and tax planning.  The fourth quarter tax rate forecast is based on our interpretation of existing tax rules; potential future guidance, including regulations not yet issued, could impact the forecasted tax rate.

We expect special charges in the fourth quarter of 2018 to be $0.05 to $0.10 per share principally related to the aforementioned efficiency initiative and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such expected amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to be unfavorable  $0.04 per share in the fourth quarter.

Our detailed outlook for the fourth quarter of 2018 (which reflects adoption of the new accounting standards) is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 41%
SG&A % of Sales	approx. 25%
Other income and expense	approx. $20 million
Interest expense, net	approx. $60 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.01
Adjusted EPS, excluding special gains and charges	$1.49 to $1.59
Diluted shares	approx. 292 million

Reported fourth quarter 2017 diluted earnings per share of $1.92 included special gains and charges and discrete tax items. Excluding these items, fourth quarter 2017 adjusted diluted earnings per share were $1.38.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $14 billion and 48,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,”

“project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 fourth quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, global economic environment, investments in digital technology and information technology systems, foreign currency, special gains and charges and quantifiable discrete tax items; actions and impact associated with adoption of new accounting standards and timing, amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income

•	acquisition adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin,  operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2018	2017	Change	2018	2017	Change

Product and equipment sales	$ 3,090.3	$ 2,931.9		$ 8,985.7	$ 8,376.9
Service and lease sales	656.9	632.6		1,922.0	1,810.0
Net sales	3,747.2	3,564.5	5%	10,907.7	10,186.9	7%
Product and equipment cost of sales	1,811.4	1,676.9		5,259.9	4,834.2
Service and lease cost of sales	388.8	387.7		1,178.5	1,127.6
Cost of sales (1)	2,200.2	2,064.6	7%	6,438.4	5,961.8	8%
Selling, general and administrative expenses	955.2	930.9	3%	2,990.5	2,836.3	5%
Special (gains) and charges (1)	75.6	4.9	1443%	113.7	47.9	137%
Operating income	516.2	564.1	(8)%	1,365.1	1,340.9	2%
Other (income) expense	(21.0)	(16.9)	24%	(60.0)	(50.5)	19%
Interest expense, net	55.7	55.1	1%	168.4	177.2	(5)%
Income before income taxes	481.5	525.9	(8)%	1,256.7	1,214.2	4%
Provision for income taxes	43.2	129.3	(67)%	216.6	264.0	(18)%
Net income including noncontrolling interest	438.3	396.6	11%	1,040.1	950.2	9%
Net income attributable to noncontrolling interest	2.9	3.4		6.1	8.2
Net income attributable to Ecolab	$ 435.4	$ 393.2	11%	$ 1,034.0	$ 942.0	10%

Earnings attributable to Ecolab per common share
Basic	$ 1.51	$ 1.36	11%	$ 3.58	$ 3.25	10%
Diluted	$ 1.48	$ 1.34	10%	$ 3.53	$ 3.20	10%

Weighted-average common shares outstanding
Basic	288.8	289.0	0%	288.8	289.8	0%
Diluted	293.4	293.4	0%	293.1	294.2	0%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2018	2017		2018	2017

Cost of sales
Restructuring activities	5.9	-		6.3	2.2
Acquisition and integration activities	(0.1)	0.3		(0.6)	12.9
Other	(2.2)	-		(2.2)	11.1
Subtotal (a)	3.6	0.3		3.5	26.2

Special (gains) and charges
Restructuring activities	73.1	4.1		82.3	34.6
Acquisition and integration activities	2.4	1.8		4.7	12.7
Venezuela related gain	-	(3.2)		-	(8.5)
Other	0.1	2.2		26.7	9.1
Subtotal	75.6	4.9		113.7	47.9

Total special (gains) and charges	$79.2	$5.2		$117.2	$74.1

(a) Special (gains) and charges of $3.6 million and $0.3 million in the third quarter of 2018 and 2017, respectively and $3.5 million and $26.2 million for the first nine months of 2018 and 2017, respectively, were recorded in product and equipment cost of sales

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2018	2017	Change	2018	2017	Change
Net Sales
Global Industrial	$ 1,411.6	$ 1,309.4	8%	$ 1,352.3	$ 1,272.9	6%
Global Institutional	1,340.8	1,268.9	6%	1,305.1	1,241.5	5%
Global Energy	889.6	817.5	9%	862.2	806.5	7%
Other	232.9	247.6	(6)%	227.6	243.6	(7)%
Subtotal at fixed currency rates	3,874.9	3,643.4	6%	3,747.2	3,564.5	5%
Currency impact	(127.7)	(78.9)	*	-	-	*
Consolidated reported GAAP net sales	$ 3,747.2	$ 3,564.5	5%	$ 3,747.2	$ 3,564.5	5%

Operating Income
Global Industrial	$ 224.9	$ 217.4	3%	$ 214.6	$ 211.5	1%
Global Institutional	292.5	276.1	6%	286.3	272.2	5%
Global Energy	94.1	89.8	5%	89.2	87.2	2%
Other	48.3	41.4	17%	47.4	40.6	17%
Corporate	(122.1)	(48.2)	*	(121.3)	(47.4)	*
Subtotal at fixed currency rates	537.7	576.5	(7)%	516.2	564.1	(8)%
Currency impact	(21.5)	(12.4)	*	-	-	*
Consolidated reported GAAP operating income	$ 516.2	$ 564.1	(8)%	$ 516.2	$ 564.1	(8)%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2018	2017	Change	2018	2017	Change
Net Sales
Global Industrial	$ 4,001.4	$ 3,754.7	7%	$ 3,905.5	$ 3,595.8	9%
Global Institutional	3,870.5	3,646.3	6%	3,808.0	3,533.7	8%
Global Energy	2,590.7	2,406.6	8%	2,550.3	2,361.8	8%
Other	652.6	711.6	(8)%	643.9	695.6	(7)%
Subtotal at fixed currency rates	11,115.2	10,519.2	6%	10,907.7	10,186.9	7%
Currency impact	(207.5)	(332.3)	*	-	-	*
Consolidated	$ 10,907.7	$ 10,186.9	7%	$ 10,907.7	$ 10,186.9	7%

Operating Income
Global Industrial	$ 527.9	$ 529.4	0%	$ 512.7	$ 504.7	2%
Global Institutional	743.2	720.0	3%	733.9	707.9	4%
Global Energy	256.4	232.8	10%	249.7	226.7	10%
Other	114.7	102.7	12%	113.5	101.2	12%
Corporate	(246.1)	(202.9)	*	(244.7)	(199.6)	*
Subtotal at fixed currency rates	1,396.1	1,382.0	1%	1,365.1	1,340.9	2%
Currency impact	(31.0)	(41.1)	*	-	-	*
Consolidated	$ 1,365.1	$ 1,340.9	2%	$ 1,365.1	$ 1,340.9	2%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2018	2017	2017
Assets
Current assets
Cash and cash equivalents	$ 203.6	$ 211.4	$ 209.1
Accounts receivable, net	2,652.7	2,571.4	2,530.5
Inventories	1,587.9	1,446.5	1,509.6
Other current assets	378.1	365.0	363.2
Total current assets	4,822.3	4,594.3	4,612.4

Property, plant and equipment, net	3,778.0	3,707.1	3,617.2
Goodwill	7,078.4	7,167.1	7,154.4
Other intangible assets, net	3,820.4	4,017.6	4,039.6
Other assets	463.5	477.4	433.8
Total assets	$ 19,962.6	$ 19,963.5	$ 19,857.4

Liabilities and Equity
Current liabilities
Short-term debt	$ 769.4	$ 564.4	$ 1,073.0
Accounts payable	1,195.3	1,177.1	1,115.9
Compensation and benefits	528.2	549.4	509.8
Income taxes	50.3	183.6	51.7
Other current liabilities	1,046.6	1,000.7	1,048.2
Total current liabilities	3,589.8	3,475.2	3,798.6

Long-term debt	6,334.8	6,758.3	6,484.5
Postretirement health care and pension benefits	966.9	1,025.5	983.7
Deferred income taxes	711.8	635.4	1,020.7
Other liabilities	376.3	415.3	302.5
Total liabilities	11,979.6	12,309.7	12,590.0

Equity
Common stock	356.5	354.7	354.2
Additional paid-in capital	5,586.0	5,435.7	5,397.5
Retained earnings	8,646.9	8,011.6	7,567.5
Accumulated other comprehensive loss	(1,765.4)	(1,643.4)	(1,565.6)
Treasury stock	(4,894.6)	(4,575.0)	(4,563.1)
Total Ecolab shareholders’ equity	7,929.4	7,583.6	7,190.5
Noncontrolling interest	53.6	70.2	76.9
Total equity	7,983.0	7,653.8	7,267.4
Total liabilities and equity	$ 19,962.6	$ 19,963.5	$ 19,857.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2018	2017	2018	2017

Net sales
Reported GAAP net sales	$ 3,747.2	$ 3,564.5	$ 10,907.7	$ 10,186.9
Effect of foreign currency translation	127.7	78.9	207.5	332.3
Non-GAAP fixed currency sales	3,874.9	3,643.4	11,115.2	10,519.2
Effect of acquisitions and divestitures	(44.4)	(61.2)	(159.5)	(177.6)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,830.5	$ 3,582.2	$ 10,955.7	$ 10,341.6

Cost of sales
Reported GAAP cost of sales	$ 2,200.2	$ 2,064.6	$ 6,438.4	$ 5,961.8
Special (gains) and charges	3.6	0.3	3.5	26.2
Non-GAAP cost of sales	$ 2,196.6	$ 2,064.3	$ 6,434.9	$ 5,935.6

Gross margin
Reported GAAP gross margin	41.3%	42.1%	41.0%	41.5%
Non-GAAP adjusted gross margin	41.4%	42.1%	41.0%	41.7%

Operating income
Reported GAAP operating income	$ 516.2	$ 564.1	$ 1,365.1	$ 1,340.9
Effect of foreign currency translation	21.5	12.4	31.0	41.1
Non-GAAP fixed currency operating income	537.7	576.5	1,396.1	1,382.0
Special (gains) and charges	79.2	5.2	117.2	74.1
Non-GAAP adjusted fixed currency operating income	616.9	581.7	1,513.3	1,456.1
Effect of acquisitions and divestitures	(4.5)	(1.5)	(8.9)	(7.7)
Non-GAAP acquisition adjusted fixed currency operating income	$ 612.4	$ 580.2	$ 1,504.4	$ 1,448.4

Operating income margin
Reported GAAP operating income margin	13.8%	15.8%	12.5%	13.2%
Non-GAAP adjusted fixed currency operating income margin	15.9%	16.0%	13.6%	13.8%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2018	2017	2018	2017

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 435.4	$ 393.2	$ 1,034.0	$ 942.0
Special (gains) and charges, after tax	60.1	2.4	88.7	53.2
Discrete tax net expense (benefit)	(47.2)	8.3	(35.2)	(24.2)
Non-GAAP adjusted net income attributable to Ecolab	$ 448.3	$ 403.9	$ 1,087.5	$ 971.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.48	$ 1.34	$ 3.53	$ 3.20
Special (gains) and charges, after tax	0.20	0.01	0.30	0.18
Discrete tax net expense (benefit)	(0.16)	0.03	(0.12)	(0.08)
Non-GAAP adjusted diluted EPS	$ 1.53	$ 1.38	$ 3.71	$ 3.30

Provision for Income Taxes
Reported GAAP tax rate	9.0%	24.6%	17.2%	21.7%
Special gains and charges	2.1	0.3	0.6	0.4
Discrete tax items	8.4	(1.6)	2.6	1.9
Non-GAAP adjusted tax rate	19.5%	23.3%	20.4%	24.0%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended September 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,411.6	($22.7)	$ 1,388.9	$ 1,309.4	($9.4)	$ 1,300.0
Global Institutional	1,340.8	(6.3)	1,334.5	1,268.9	-	1,268.9
Global Energy	889.6	(0.1)	889.5	817.5	(6.0)	811.5
Other	232.9	(15.3)	217.6	247.6	(45.8)	201.8
Subtotal at fixed currency rates	3,874.9	(44.4)	3,830.5	3,643.4	(61.2)	3,582.2
Currency impact	(127.7)			(78.9)
Consolidated reported GAAP net sales	$ 3,747.2			$ 3,564.5

Operating Income
Global Industrial	$ 224.9	($1.7)	$ 223.2	$ 217.4	$ 1.0	$ 218.4
Global Institutional	292.5	(0.2)	292.3	276.1	-	276.1
Global Energy	94.1	0.1	94.2	89.8	0.4	90.2
Other	48.3	(2.7)	45.6	41.4	(2.9)	38.5
Corporate	(42.9)	-	(42.9)	(43.0)	-	(43.0)
Adjusted at fixed currency rates	616.9	(4.5)	612.4	581.7	(1.5)	580.2
Special (gains) and charges	79.2			5.2
Reported OI at fixed currency rates	537.7			576.5
Currency impact	(21.5)			(12.4)
Consolidated reported GAAP operating income	$ 516.2			$ 564.1

	Nine Months Ended September 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 4,001.4	($68.0)	$ 3,933.4	$ 3,754.7	($19.5)	$ 3,735.2
Global Institutional	3,870.5	(56.5)	3,814.0	3,646.3	(0.1)	3,646.2
Global Energy	2,590.7	(0.4)	2,590.3	2,406.6	(20.0)	2,386.6
Other	652.6	(34.6)	618.0	711.6	(138.0)	573.6
Subtotal at fixed currency rates	11,115.2	(159.5)	10,955.7	10,519.2	(177.6)	10,341.6
Currency impact	(207.5)			(332.3)
Consolidated reported GAAP net sales	$ 10,907.7			$ 10,186.9

Operating Income
Global Industrial	$ 527.9	($3.5)	$ 524.4	$ 529.4	$ 0.6	$ 530.0
Global Institutional	743.2	(3.6)	739.6	720.0	-	720.0
Global Energy	256.4	1.6	258.0	232.8	(0.8)	232.0
Other	114.7	(3.4)	111.3	102.7	(7.5)	95.2
Corporate	(128.9)	-	(128.9)	(128.8)	-	(128.8)
Adjusted at fixed currency rates	1,513.3	(8.9)	1,504.4	1,456.1	(7.7)	1,448.4
Special (gains) and charges	117.2			74.1
Reported OI at fixed currency rates	1,396.1			1,382.0
Currency impact	(31.0)			(41.1)
Consolidated reported GAAP operating income	$ 1,365.1			$ 1,340.9

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53
Adjustments:
Special (gains) and charges (3)	0.07	0.03	0.10	0.20	0.30
Discrete tax expense (benefits) (4)	0.00	0.04	0.04	(0.16)	(0.12)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7 million was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one-time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million and $60.2 million, net of tax, in the first, second and third quarters, respectively, acquisition and integration costs of $0.3 million, $0.9 million and $1.5 million, net of tax, in the first, second and third quarters, respectively, and litigation and other charges and (gains) of $0.3 million, $1.0 million and ($1.6 million), net of tax, in the first, second and third quarters, respectively.

(4) Discrete tax expense (benefits) includes $6.8 million, $6.0 million and $10.7 million of tax benefits associated with stock compensation excess tax benefits in the first, second and third quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million and $4.8 million in the first, second and third quarters, respectively. Discrete tax expense (benefits) also includes $4.6 million and $0.1 million of other tax benefits in the first and second quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.